Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Early Results of Tender Offers, Pricing, Election of Early Settlement and Increase in the Maximum Tender Offer Amount

WOONSOCKET, RI, August 21, 2014 – CVS Caremark Corporation (NYSE: CVS) announced today the early tender results, applicable Reference Yields and consideration payable in connection with its previously announced cash tender offers (the “Tender Offers”) commenced on August 7, 2014 for (1) any and all of its 6.250% Senior Notes due 2027 (the “Any and All Notes”) and (2) up to a maximum amount of its 6.125% Senior Notes due 2039, 5.750% Senior Notes due 2041 and 5.750% Senior Notes due 2017 (collectively, the “Maximum Tender Offer Notes” and together with the Any and All Notes, the “Notes”).

In addition, CVS Caremark has amended the terms of the Tender Offers to increase the Maximum Tender Offer Amount such that the maximum aggregate principal amount of the Maximum Tender Offer Notes tendered and accepted for purchase will be equal to $2,000,000,000 less the aggregate principal amount of the Any and All Notes tendered and accepted for purchase. Other than the increase to the Maximum Tender Offer Amount, all other terms and conditions of the Tender Offers, as previously announced, remain unchanged. The Tender Offers are being made solely pursuant to CVS Caremark’s Offer to Purchase dated August 7, 2014, as amended or supplemented (the “Offer to Purchase”).

Executive Vice President and Chief Financial Officer David Denton stated: “As a result of the current favorable interest rate environment, this transaction combined with our recent debt issuance achieves a lower average cost of debt. This will decrease our interest expense while contributing to a more flexible, long-term capital structure that supports CVS Caremark’s growth objectives.”

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on August 20, 2014 (the “Early Tender Date”), the principal amounts of the Notes listed in the table below had been validly tendered and not validly withdrawn. The table below also sets forth for each series of Notes, among other things, the applicable Reference Yield based on the bid-side price of the applicable UST Reference Security as displayed on the BBT Bloomberg Reference page and Total Consideration payable for each $1,000 in principal amount of Notes tendered and accepted for purchase pursuant to the Tender Offers:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level	UST Reference Security	Reference Yield	Fixed Spread (bps)	Total Consideration(1)(2)
Any and All Notes:

6.250% Senior Notes due 2027	126650 BJ8	$1,000,000,000	$546,910,000	1	2.500% U.S. Treasury Notes due 5/15/2024	2.406%	115	$1,274.60

Maximum Tender Offer Notes:

6.125% Senior Notes due 2039	126650 BR0	$1,500,000,000	$765,755,000	2	3.625% U.S. Treasury Notes due 2/15/2044	3.218%	110	$1,274.76

5.750% Senior Notes due 2041	126650 BX7	$950,000,000	$456,804,000	3	3.625% U.S. Treasury Notes due 2/15/2044	3.218%	112	$1,219.62

5.750% Senior Notes due 2017	126650 BH2	$1,310,308,000	$600,661,000	4	0.875% U.S. Treasury Notes due 7/15/2017	0.900%	15	$1,126.17

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	Based on the Reference Yield of the applicable UST Reference Security as of 11:00 a.m., New York City time on August 20, 2014 as determined by the Dealer Managers, and excludes accrued and unpaid interest. The Total Consideration includes the Early Tender Payment.

Acceptance of tendered Notes may be subject to priority and proration as described in the Offer to Purchase. Following the Expiration Date, any validly tendered Notes that are not purchased pursuant to a Tender Offer will be promptly returned to the tendering Holders. Definitive tender offer results will not be available until after the Tender Offers expire at 11:59 p.m., New York City time, on September 4, 2014 (such date and time, as may be extended, the “Expiration Date”).

Holders of Notes validly tendered and not withdrawn at or prior to the Early Tender Date and accepted for purchase will be eligible to receive the applicable Total Consideration listed in the table above, which includes the applicable Early Tender Payment (as defined in the Offer to Purchase). Holders of Notes validly tendered and not withdrawn after the Early Tender Date but at or prior to the Expiration Date and accepted for purchase will be eligible to receive the applicable Tender Offer Consideration, namely the applicable Total Consideration minus the applicable Early Tender Payment. In addition to the Total Consideration or Tender Offer Consideration, as applicable, Holders of Notes accepted for purchase will receive Accrued Interest (as defined in the Offer to Purchase) on those Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined in the Offer to Purchase).

The Withdrawal Deadline has passed and has not been extended. Holders of Notes who validly tendered their Notes prior to the Withdrawal Deadline, and Holders of Notes who validly tender their Notes after the Withdrawal Deadline but on or prior to the Expiration Date, may not withdraw their tendered Notes unless we are required to extend withdrawal rights under applicable law.

CVS Caremark also announced its election, with respect to the Any and All Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date, to make payment for such Any and All Notes on August 22, 2014 (the “Early Settlement Date”). Payment for the Maximum Tender Offer Notes validly tendered and accepted pursuant to the Maximum Tender Offers, and for the Any and All Notes validly tendered at or prior to the Expiration Date and not already purchased on the Early Settlement Date, will be made promptly following acceptance after the Expiration Date (the “Final Settlement Date”). The Final Settlement Date is expected to be on September 8, 2014.

The Tender Offers are conditioned upon certain conditions described in the Offer to Purchase. CVS Caremark expressly reserves the right, in its sole discretion, subject to applicable law, to amend, extend or terminate any Tender Offer at any time prior to the Expiration Date. The Tender Offers are not conditioned on any minimum principal amount of Notes being tendered.

CVS Caremark has retained Barclays Capital Inc. and RBS Securities Inc. to act as Dealer Managers for the Tender Offers. D.F. King & Co., Inc. has been retained to act as the tender and information agent for the Tender Offers. For additional information regarding the terms of the Tender Offers, please contact the Dealer Managers at Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or at RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 549-6746 (for all others toll-free).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offers are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal made available to Holders of the Notes. None of CVS Caremark, the Dealer Managers, the Tender Agent, the Information Agent or their respective affiliates is making any recommendation as to whether or not Holders should tender all or any portion of their Notes in the Tender Offers. Holders are urged to evaluate carefully all information in the Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisers and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

About the Company:

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,700 retail pharmacy stores; its leading pharmacy benefit manager serving nearly 65 million plan members; and its retail health clinic system, the largest in the nation with more than 860 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about CVS Caremark at http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.